UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)

                                 ATS CORPORATION
           -----------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.0001 par value per share
           -----------------------------------------------------------
                         (Title of Class of Securities)

                                    00211E104
           -----------------------------------------------------------
                                 (CUSIP Number)

                                 Mark L. Claster
                              Carl Marks & Co. Inc.
                                900 Third Avenue
                                   33rd Floor
                            New York, New York 10022
                                 (212) 909-8400
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 15, 2008
           -----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13D-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      (ENTITIES ONLY)

              Carl Marks & Co. Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                              WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(D) OR 2(E)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                         500,002
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                       2,439,701
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                         500,002
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                       2,439,701
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                       2,939,703
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                          13.11%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BIC Partners
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          WC, AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                         100,000
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                         100,000
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         100,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .45%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Mark L. Claster
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          PF; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States of America
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                         343,453
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                         343,453
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         343,453
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                           1.53%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Andrew M. Boas
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          PF; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States of America
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                         479,000
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                         479,000
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         479,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                           2.14%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Carol A. Boas
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          PF; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States of America
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                          60,862
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                          60,862
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          60,862
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .27%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Katherine Boas Trust of 2001
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          OO; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                          60,862
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                          60,862
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          60,862
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .27%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Benjamin W. Boas Grantor 2006 Trust
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          OO; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                          60,862
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                          60,862
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          60,862
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .27%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Esther E. Boas Trust
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          OO; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                          60,862
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                          60,862
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          60,862
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .27%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Hallie Boas Trust of 2007
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          OO; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                          60,862
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                          60,862
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          60,862
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .27%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Rebecca Boas Trust of 2008
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          OO; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                          60,862
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                          60,862
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          60,862
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .27%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Jessie Rachel Boas Trust of 2008
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          OO; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                          60,862
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                          60,862
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          60,862
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .27%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Samuel Robert Boas Trust of 2008
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          OO; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                          60,862
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                          60,862
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          60,862
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .27%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Daniel C. Claster Grantor Trust
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          OO; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                         100,000
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                         100,000
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         100,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .45%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Matthew L. Claster Trust of 2004
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          OO; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                         100,000
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                         100,000
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         100,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .45%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Bari Claster Trust
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          OO; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                                        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                         100,000
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                         100,000
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         100,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .45%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Carolyn G. Marks
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          PF; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States of America
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                         182,588
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                         182,588
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         182,588
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .81%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Linda Katz
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          PF; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States of America
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                         182,588
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                         182,588
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         182,588
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .81%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Constance A. Marks
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          PF; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States of America
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                         182,588
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                         182,588
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         182,588
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .81%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Nancy A. Marks
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
                                          PF; AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States of America
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7     SOLE VOTING POWER
                                               0
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
                                         182,588
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
                                         182,588
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         182,588
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            .81%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
                                              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Preliminary Note

This Combined Statement is being filed on behalf of Carl Marks & Co. Inc. and the Non-CMCO Reporting Persons named herein. Each of the Reporting Persons states that he, she or it, as the case may be, is included in this Schedule 13D solely for the purpose of presenting information with respect to his, her or its ownership of the Common Stock and disclaims any knowledge, except as expressly set forth herein, as to any statement made herein on behalf of any other Reporting Person. Each of Carl Marks & Co. Inc. and the Non-CMCO Reporting Persons named herein disclaims any beneficial ownership of Common Stock owned by the other Reporting Persons. Carl Marks & Co. Inc. and the Non-CMCO Reporting Persons named herein have filed this Schedule 13D as Reporting Persons in the event they are collectively deemed to be a "group" within the meaning of Section 13(g)(3) of the Securities Exchange Act of 1934, as amended.

ITEM 1.     SECURITY AND ISSUER

            This Amendment No. 4 ("Amendment No. 4") to the statement on
            Schedule 13D ("Schedule 13D") amends the Schedule 13D, as amended, filed on November 3, 2008 by Carl Marks & Co., Inc., a New York corporation (the "CMCO Reporting Person") relating to the shares of common stock, 0.0001 par value (the "Common Stock") of ATS Corporation, a Delaware corporation (the "Issuer"). All defined terms refer to terms defined herein or in the Schedule 13D, as amended.

ITEM 2.     IDENTITY AND BACKGROUND

            (a) This Amendment No. 4 is being filed by the CMCO Reporting Person and each of the other reporting persons ("Non-CMCO Reporting Persons"): BIC Partners; Andrew M. Boas; Mark L. Claster; Carol A. Boas; Katherine Boas Trust of 2001; Benjamin W. Boas Grantor 2006 Trust; Esther E. Boas Trust; Hallie Boas Trust of 2007; Rebecca Boas Trust of 2008; Jessie Rachel Boas Trust of 2008; Samuel Robert Boas Trust of 2008; Daniel C. Claster Grantor Trust; Matthew L. Claster Trust of 2004; Bari Claster Trust; Carolyn G. Marks; Linda Katz; Constance A. Marks and Nancy A. Marks. The CMCO Reporting Person and the Non-CMCO Reporting Persons are collectively referred to herein as the "Reporting Persons."

            (b) The address of the principal business of the CMCO Reporting Person and each Non-CMCO Reporting Person is: c/o Carl Marks & Co. Inc., 900 Third Avenue, 33rd Floor, New York, New York 10022.

            (c) The principal business of the CMCO Reporting Persons is investing. The principal business of each trust that is a Non-CMCO Reporting Person is investing. The principal business of BIC Partners is investing. The principal business of Andrew M. Boas and Mark L. Claster is investing. The principal business of each other individual that is a Non-CMCO Reporting Person is a homemaker. The executive officers of the CMCO Reporting Person are: Mark L. Claster
            - President; Robert A. Davidoff - Vice President; and Robert A. Speer - Chief Financial Officer and Secretary. The directors of the CMCO Reporting Person are: Nancy A. Marks; Andrew M. Boas; Mark L. Claster; Ernest Rubenstein; Robert A. Speer; Carleton A. Holstrom; Martin D. Payson and Joseph S. Steinberg. The general partners of BIC Partners are Mark L. Claster, Mark Levy, Martin Bernard, Peter Feldman, Bert Karlin, Andrew Harman and Jeffrey Hirsch. Richard S. Boas is the trustee of the Katherine Boas Trust of 2001, the Benjamin W. Boas Grantor 2006 Trust and the Esther E. Boas Trust. Andrew M. Boas and Carol Boas are the trustees of the Hallie Boas Trust of 2007, the Rebecca Boas Trust of 2008, the Jessie Rachel Boas Trust of 2008, and the Samuel Robert Boas Trust of 2008. Mark
            L. Claster and Susan Claster are the trustees of the Daniel C. Claster Trust, Matthew L. Claster Trust 2004 and the Bari Claster Trust.

            (d), (e) CMCO Reporting Person and each Non-CMCO Reporting Person has not, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

            (f) CMCO Reporting Person is a New York corporation. BIC Partners is a New York general partnership. Each trust that is a Non-CMCO Reporting Person is domiciled in New York or Connecticut. Each individual that is a Non-CMCO Reporting Person is a United States citizen.

ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

            On December 15, 2008, CMCO Reporting Person sold and transferred 2,439,701 shares of its Common Stock to the Non-CMCO Reporting Persons as follows:

            Name of Non-CMCO                            Common
            Reporting Person                            Shares    Cost($)
            ----------------                            -------   ----------

            BIC Partners                                100,000    97,000.00

            Andrew M. Boas                              479,000   556,480.00

            Mark L. Claster                             343,453   404,667.36

            Carol A. Boas                                60,862    64,592.24

            Katherine Boas Trust of 2001                 60,862    64,592.24

            Benjamin W. Boas Grantor 2006 Trust          60,862    64,592.24

            Esther E. Boas Trust                         60,862    64,592.24

            Hallie Boas Trust of 2007                    60,862    64,592.24

            Rebecca Boas Trust of 2008                   60,862    64,592.24

            Jessie Rachel Boas Trust of 2008             60,862    64,592.24

            Samuel Robert Boas Trust of 2008             60,862    64,592.24

            Daniel C. Claster Grantor Trust             100,000   107,235.75

            Matthew L. Claster Trust 2004               100,000   107,235.75

            Bari Claster Trust                          100,000   107,235.75

            Carolyn G. Marks                            182,588   193,778.96

            Linda Katz                                  182,588   193,778.96

            Constance A. Marks                          182,588   193,778.96

            Nancy A. Marks                              182,588   193,778.96

            The funds used for the acquisition of the shares of Common Stock came from trust funds or personal funds, as applicable, of the Non-CMCO Reporting Persons. No borrowed funds were used by the Non-CMCO Reporting Persons to acquire their shares of Common Stock.

ITEM 4.     PURPOSE OF TRANSACTION

            The Common Stock held by the CMCO Reporting Person and Non-CMCO Reporting Persons were acquired for, and are being held for, investment purposes only. The acquisitions of the Shares were made in the ordinary course of CMCO Reporting Person's business and the ordinary investing activities of the Non-CMCO Reporting Persons.

            CMCO Reporting Person has entered into an agreement dated December 15, 2008 ("Agreement") with each Non-CMCO Reporting Person pursuant to which each Non-CMCO Reporting Person (a) agrees not to sell or transfer shares of Common Stock (currently owned and acquired in the future) without the consent of the CMCO Reporting Person; and (b) grants to CMCO Reporting Person a proxy to vote its or his or her shares of Common Stock. The Agreement is attached to this Amendment No. 4 as Exhibit 2 and incorporated herein by reference.

            The Reporting Persons have acquired their Common Stock of the Issuer for investment. Except as set forth herein, the Reporting Persons have no plans or proposals as of the date of this Amendment No. 4 that would relate to or would result in any action enumerated in
            Item 4(a) through (j) of Schedule 13D.

            The Reporting Persons currently hold their shares for investment purposes. However, the Reporting Persons intend to closely monitor the Issuer's performance and may modify their plans in the future. The Reporting Persons reserve their right to contact members of the Issuer's board of directors or management from time to time to discuss shareholder concerns. The Reporting Persons reserve their right to communicate with other shareholders, industry participants and other interested parties concerning the Issuer.

ITEM 5      INTEREST IN SECURITIES OF THE ISSUER

            (a), (b) As of the date hereof, the CMCO Reporting Person owns 500,002 shares of Common Stock, representing 2.23% of the Common Stock outstanding and deemed to be outstanding based upon the Issuer's quarterly report on Form 10-Q for the quarterly period ended September 30, 2008.

            As of the date hereof, the Non-CMCO Reporting Persons own 2,439,701 shares of Common Stock, representing 10.88% of the Common Stock outstanding, as follows:

            Name of Non-CMCO Reporting Person     Number of Shares Owned     %
            ---------------------------------     ----------------------   ----

            BIC Partners                                100,000             .45

            Andrew M. Boas                              479,000            2.14

            Mark L. Claster                             343,453            1.53

            Carol A. Boas                                60,862             .27

            Katherine Boas Trust of 2001                 60,862             .27

            Benjamin W. Boas Grantor 2006 Trust          60,862             .27

            Esther E. Boas Trust                         60,862             .27

            Hallie Boas Trust of 2007                    60,862             .27

            Rebecca Boas Trust of 2008                   60,862             .27

            Jessie Rachel Boas Trust of 2008             60,862             .27

            Samuel Robert Boas Trust of 2008             60,862             .27

            Daniel C. Claster Grantor Trust             100,000             .45

            Matthew L. Claster Trust 2004               100,000             .45

            Bari Claster Trust                          100,000             .45

            Carolyn G. Marks                            182,588             .81

            Linda Katz                                  182,588             .81

            Constance A. Marks                          182,588             .81

            Nancy A. Marks                              182,588             .81

            The CMCO Reporting Person has the sole power to vote and dispose of the Shares owned by it. The CMCO Reporting Person has the shared power to vote and dispose of the Shares owned by the Non-CMCO Reporting Persons. Each Reporting Person disclaims beneficial ownership of the shares owned by the other Reporting Persons.

            (c) The CMCO Reporting Person purchased 2,939,703 shares on the open market between October 24, 2008 and November 26, 2008 and paid $3,179,814.51 for its shares. It is selling its shares to the Non-CMCO Reporting Persons at the same price it paid.

            (d) No person other than the Reporting Persons are known to have the right to receive, or the power to direct the receipt of, dividends from, or proceeds from the sale of, the Shares reported in this
            Schedule 13D.

            (e) Not applicable.

ITEM 6 CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER.

            Except for the matters described herein, including Item 4, neither the Reporting Persons nor, to the best knowledge of the Reporting Persons, any other person has any contract, arrangement, understanding or relationship with any person with respect to the shares of Common Stock of the Issuer owned by the Reporting Persons.

ITEM 7      MATERIAL TO BE FILED AS EXHIBITS.

            Exhibit 1 - Joint Filing Agreement dated December 15, 2008, among Reporting Persons.

            Exhibit 2 - Agreement dated December 15, 2008 by and between Carl Marks & Co. Inc. and stockholders of Issuer in this filing designated as Non-CMCO Reporting Persons.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 15, 2008      CARL MARKS & CO. LP

                              By:  /s/ Mark L. Claster
                                   ---------------------------------------------
                                   Mark L. Claster, President

                              BIC PARTNERS

                              By:  /s/ Mark L. Claster
                                   ---------------------------------------------
                                   Name:  Mark L. Claster
                                   Title: General Partner

                              /s/ Andrew M. Boas
                              --------------------------------------------------
                              ANDREW M. BOAS

                              /s/ Mark L. Claster
                              --------------------------------------------------
                              MARK L. CLASTER

                              /s/ Carol A. Boas
                              --------------------------------------------------
                              CAROL A. BOAS

                              KATHERINE BOAS TRUST OF 2001

                              By:  /s/ Richard S. Boas
                                   ---------------------------------------------
                                   Name:  Richard S. Boas
                                   Title: Trustee

                              BENJAMIN W. BOAS GRANTOR 2006 TRUST

                              By:  /s/ Richard S. Boas
                                   ---------------------------------------------
                                   Name:  Richard S. Boas
                                   Title: Trustee

                              ESTHER E. BOAS TRUST

                              By:  /s/ Richard S. Boas
                                   ---------------------------------------------
                                   Name:  Richard S. Boas
                                   Title: Trustee

                              HALLIE BOAS TRUST OF 2007

                              By:  /s/ Andrew M. Boas
                                   ---------------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                              REBECCA BOAS TRUST OF 2008

                              By:  /s/ Andrew M. Boas
                                   ---------------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                              JESSIE RACHEL BOAS TRUST OF 2008

                              By:  /s/ Andrew M. Boas
                                   ---------------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                              SAMUEL ROBERT BOAS TRUST OF 2008

                              By:  /s/ Andrew M. Boas
                                   ---------------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                              DANIEL C. CLASTER GRANTOR TRUST

                              By:  /s/ Mark L. Claster
                                   ---------------------------------------------
                                   Name:  Mark L. Claster
                                   Title: Trustee

                              MATTHEW L. CLASTER TRUST 2008

                              By:  /s/ Mark L. Claster
                                   ---------------------------------------------
                                   Name:  Mark L. Claster
                                   Title: Trustee

                              BARI CLASTER TRUST

                              By:  /s/ Mark L. Claster
                                   ---------------------------------------------
                                   Name:  Mark L. Claster
                                   Title: Trustee

                              /s/ Carolyn G. Marks
                              --------------------------------------------------
                              CAROLYN G. MARKS

                              /s/ Linda Katz
                              --------------------------------------------------
                              LINDA KATZ

                              /s/ Constance A. Marks
                              --------------------------------------------------
                              CONSTANCE A. MARKS

                              /s/ Nancy A. Marks
                              --------------------------------------------------
                              NANCY A. MARKS

                       EXHIBIT 1 - JOINT FILING STATEMENT

Pursuant to Rule 13d-1(k)(1), we, the undersigned hereby express our agreement that the Schedule 13D for ATS Corporation is filed on behalf of each of us. This agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Dated: December 15, 2008      CARL MARKS & CO. LP

                              By:  /s/ Mark L. Claster
                                   ---------------------------------------------
                                   Mark L. Claster, President

                              BIC PARTNERS

                              By:  /s/ Mark L. Claster
                                   ---------------------------------------------
                                   Name:  Mark L. Claster
                                   Title: General Partner

                              /s/ Andrew M. Boas
                              --------------------------------------------------
                              ANDREW M. BOAS

                              /s/ Mark L. Claster
                              --------------------------------------------------
                              MARK L. CLASTER

                              /s/ Carol A. Boas
                              --------------------------------------------------
                              CAROL A. BOAS

                              KATHERINE BOAS TRUST OF 2001

                              By:  /s/ Richard S. Boas
                                   ---------------------------------------------
                                   Name:  Richard S. Boas
                                   Title: Trustee

                              BENJAMIN W. BOAS GRANTOR 2006 TRUST

                              By:  /s/ Richard S. Boas
                                   ---------------------------------------------
                                   Name:  Richard S. Boas
                                   Title: Trustee

                              ESTHER E. BOAS TRUST

                              By:  /s/ Richard S. Boas
                                   ---------------------------------------------
                                   Name:  Richard S. Boas
                                   Title: Trustee

                              HALLIE BOAS TRUST OF 2007

                              By:  /s/ Andrew M. Boas
                                   ---------------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                              REBECCA BOAS TRUST OF 2008

                              By:  /s/ Andrew M. Boas
                                   ---------------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                              JESSIE RACHEL BOAS TRUST OF 2008

                              By:  /s/ Andrew M. Boas
                                   ---------------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                              SAMUEL ROBERT BOAS TRUST OF 2008

                              By:  /s/ Andrew M. Boas
                                   ---------------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                              DANIEL C. CLASTER GRANTOR TRUST

                              By:  /s/ Mark L. Claster
                                   ---------------------------------------------
                                   Name:  Mark L. Claster
                                   Title: Trustee

                              MATTHEW L. CLASTER TRUST 2008

                              By:  /s/ Mark L. Claster
                                   ---------------------------------------------
                                   Name:  Mark L. Claster
                                   Title: Trustee

                              BARI CLASTER TRUST

                              By:  /s/ Mark L. Claster
                                   ---------------------------------------------
                                   Name:  Mark L. Claster
                                   Title: Trustee

                              /s/ Carolyn G. Marks
                              --------------------------------------------------
                              CAROLYN G. MARKS

                              /s/ Linda Katz
                              --------------------------------------------------
                              LINDA KATZ

                              /s/ Constance A. Marks
                              --------------------------------------------------
                              CONSTANCE A. MARKS

                              /s/ Nancy A. Marks
                              --------------------------------------------------
                              NANCY A. MARKS

                                    EXHIBIT 2

                                    AGREEMENT

      This Agreement (the "Agreement") is made and entered into as of December 15, 2008, by and among Carl Marks & Co. Inc., a New York corporation ("CMCO") and a stockholder of ATS Corporation, a Delaware corporation ("Company"), and each undersigned other stockholder ("Stockholder") of the Company whose name and signature appears on this Agreement.

                                    Recitals

      WHEREAS, CMCO and each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of shares of the outstanding common stock, $0.0001 par value per share, of the Company in the amounts indicated on the final page of this Agreement (the "Shares"); and

      WHEREAS, the Stockholder agrees (i) not to transfer or otherwise dispose of any of such Stockholder's Shares, or any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable in respect of any Shares, without the consent of CMCO, and (ii) to vote such Stockholder's Shares as set forth herein.

      NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties agree as follows:

      1.    Agreement on Transfer and Sale of Shares.

            1.1 Transfer and Encumbrance. The Stockholder agrees to be subject to such Stockholder's Proxy (as defined in Section 3) and agrees that it will not, directly or indirectly, (i) transfer, sell, assign, give, exchange or pledge, or otherwise dispose of or encumber the Stockholder's Shares, or to make any offer or agreement relating thereto, at any time without the consent of CMCO; (ii) deposit any of the Stockholder's Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Stockholder's Shares or grant any proxy (except for the Proxy (as defined in Section 3 below)) or power of attorney with respect thereto, in each case, in a manner that conflicts or may conflict with the Stockholder's obligations hereunder, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any of the Stockholder's Shares, in each case, in a manner that conflicts or may conflict with the Stockholder's obligations hereunder or without the consent of CMCO.

            1.2 New Shares. The Stockholder agrees that any shares or securities of the capital stock of the Company that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership after the date of this Agreement ("New Shares"), and any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable in respect of any New Shares, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares. Upon any purchases of New Shares, CMCO shall amend Exhibit B-1 of this Agreement to reflect the revised ownership Share numbers of the Stockholders.

      2. Agreement To Vote. At every meeting of the stockholders of the Company called with respect to any of the following, and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any matter subject to a stockholder vote or consent, the Stockholder agrees to vote such Stockholder's Shares or New Shares (as applicable) in the same manner as directed by CMCO. Other than the Proxy, the Stockholder will not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with this Section 2.

      3. Proxy. Concurrent with the execution of this Agreement, the Stockholder agrees to deliver to CMCO a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law, covering the total number of Shares or New Shares (as applicable) beneficially owned or as to which beneficial ownership is acquired (as such term is defined in Rule 13d-3 under the Exchange Act) by such Stockholder. The Proxy shall not be terminated by any act of the Stockholder or by operation of law, whether by the death or incapacity of the Stockholder or by the occurrence of any other event or events (including, without limitation, the termination of any trust or estate for which the Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If after the execution hereof, the Stockholder should die or become incapacitated, or if any trust or estate holding the Shares or New Shares (as applicable) should be terminated, or if any corporation or partnership holding the Shares or New Shares (as applicable) should be dissolved or liquidated, or if any other such similar event or events shall occur, certificates representing the Shares or New Shares (as applicable) shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of this Agreement, and actions taken by CMCO hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not CMCO has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

      4. Representations, Warranties and Covenants of Stockholder. The Stockholder hereby represents, warrants and covenants to CMCO that:

            4.1 Ownership. The Stockholder has good and valid title to, and is the sole legal and beneficial owner of the Shares, in each case free and clear of all liens.

            4.2 Authorization. The Stockholder has all requisite power and authority to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby and has sole voting power and sole power of disposition, with respect to all of the Shares with no restrictions on its voting rights or rights of disposition pertaining thereto. The Stockholder has duly executed and delivered this Agreement, and this Agreement is a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

            4.3 No Violation. Neither the execution, delivery and performance of this Agreement or the Proxy nor the consummation of the transactions contemplated hereby and thereby will (i) require the Stockholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental or regulatory entity, or any other entity (other than the filing of a Schedule 13D, Schedule 13G or amendment thereto, if applicable); (ii) violate, or cause a breach of or default (or an event which with notice or the lapse of time or both would become a default) under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental or regulatory entity, or any other entity or any arbitration award binding upon the Stockholder; or (iii) cause the acceleration of any obligation under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrances on any property or asset of the Stockholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Stockholder is subject or by which the Stockholder or any of the Stockholder's properties or assets are bound. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Shares.

      5. Further Assurances. The Stockholder hereby covenants and agrees to execute and deliver, or cause to be executed or delivered, such additional proxies, consents, waivers and other instruments, and undertake any and all further action, necessary or desirable, in the reasonable opinion of CMCO to carry out the purpose and intent of this Agreement.

      6. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the date when CMCO sells or otherwise disposes of all of its securities owned in the Company; provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement and/or the Proxy prior to such date.

      7.    Miscellaneous.

            7.1 Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

            7.2 Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

            7.3 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other; Any purported assignment without such consent shall be void.

            7.4 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

            7.5 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

            7.6 Jurisdiction. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or the Proxy, or any judgment entered by any court in respect thereof shall be brought in the courts of New York, New York County or in the U.S. District Court for the Southern District of New York as the commencing party may elect, and the Stockholder hereby accepts the exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, the Stockholder hereby irrevocably waives, to the fullest extent permitted by law, any objection which the Stockholder may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or such Stockholder's Proxy or any judgment entered by any court in respect thereof brought in New York, New York County or the U.S. District Court for the Southern District of New York, as selected by the commencing party, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in New York or in such District Court has been brought in an inconvenient forum.

            7.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matters.

            7.8 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                  If to CMCO:             Carl Marks & Co. Inc.
                                          900 Third Avenue
                                          33rd Floor
                                          New York, New York 10022

                  If to the Stockholder:  To the address for notice set forth on the signature page hereof.

            7.9 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Proxy, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled after a final, non-appealable judgment that this Agreement has been breached by the non-prevailing party and such breach has caused actual damages to the prevailing party. In no event shall the prevailing party be entitled to consequential, speculative or punitive damages.

            7.10 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

            7.11 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PROXY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

            7.12 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute but one and the same instrument.

            7.13 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

            7.14 Disclosure. The Stockholder hereby authorizes CMCO to publish or disclose in any reports filed with the SEC by CMCO, including, without limitation, a Schedule 13D, its identity and the nature of its commitments, arrangements and understandings under this Agreement, and execute a joint filing agreement for such Schedule 13D.

            7.15 Consent of Spouse. If the Stockholder is married, the Stockholder either (a) acknowledges that he is not a domiciliary resident of a "community property" state or (b) agrees to deliver to CMCO the Consent of Spouse attached hereto as Exhibit B on the date hereof.

                      [SIGNATURE PAGE APPEARS ON NEXT PAGE]

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              BIC PARTNERS

                              By:  /s/ Mark L. Claster
                                   --------------------------------------
                                   Name:  Mark L. Claster
                                   Title: General Partner

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   100,000 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              /s/ Andrew M. Boas
                              -------------------------------------------
                              ANDREW M. BOAS

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   479,000 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              /s/ Mark L. Claster
                              -------------------------------------------
                              MARK L. CLASTER

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   343,453 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              /s/ Carol A. Boas
                              -------------------------------------------
                              CAROL A. BOAS

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   60,862 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              KATHERINE BOAS TRUST OF 2001

                              By:  /s/ Richard S. Boas
                                   --------------------------------------
                                   Name:  Richard S. Boas
                                   Title: Trustee

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   60,862 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              BENJAMIN W. BOAS GRANTOR 2006 TRUST

                              By:  /s/ Richard S. Boas
                                   --------------------------------------
                                   Name:  Richard S. Boas
                                   Title: Trustee

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   60,862 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              ESTHER E. BOAS TRUST

                              By:  /s/ Richard S. Boas
                                   --------------------------------------
                                   Name:  Richard S. Boas
                                   Title: Trustee

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   60,862 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              HALLIE BOAS TRUST OF 2007

                              By:  /s/ Andrew M. Boas
                                   --------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   60,862 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              REBECCA BOAS TRUST OF 2008

                              By:  /s/ Andrew M. Boas
                                   --------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   60,862 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              JESSIE RACHEL BOAS TRUST OF 2008

                              By:  /s/ Andrew M. Boas
                                   --------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   60,862 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              SAMUEL ROBERT BOAS TRUST OF 2008

                              By:  /s/ Andrew M. Boas
                                   --------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   60,862 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              DANIEL C. CLASTER GRANTOR TRUST

                              By:  /s/ Mark L. Claster
                                   --------------------------------------
                                   Name:  Mark L. Claster
                                   Title: Trustee

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   100,000 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              MATTHEW L. CLASTER TRUST OF 2004

                              By:  /s/ Mark L. Claster
                                   --------------------------------------
                                   Name:  Mark L. Claster
                                   Title: Trustee

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   100,000 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              BARI CLASTER TRUST

                              By:  /s/ Mark L. Claster
                                   --------------------------------------
                                   Name:  Mark L. Claster
                                   Title: Trustee

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   100,000 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              /s/ Carolyn G. Marks
                              -------------------------------------------
                              CAROLYN G. MARKS

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   182,588 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              /s/ Linda Katz
                              -------------------------------------------
                              LINDA KATZ

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   182,588 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              /s/ Constance A. Marks
                              -------------------------------------------
                              CONSTANCE A. MARKS

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   182,588 shares of the Company Common Stock.

      In Witness Whereof, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              CARL MARKS & CO. INC.

                              By:  /s/ Robert A. Speer
                                   --------------------------------------
                                   Name:  Robert A. Speer
                                   Title: Chief Financial Officer

                              STOCKHOLDER

                              /s/ Nancy A. Marks
                              -------------------------------------------
                              NANCY A. MARKS

                                   Stockholder's Address for Notice:

                                   c/o Carl Marks & Co. Inc.
                                   900 Third Avenue
                                   33rd Floor
                                   New York, New York 10022

                                   Shares beneficially owned:

                                   182,588 shares of the Company Common Stock.

                                    EXHIBIT A

                       PROXY TO VOTE STOCK OF THE COMPANY

      The undersigned stockholder of ATS Corporation., a Delaware corporation (the "Company"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law), appoints Carl Marks & Co. Inc., a New York corporation ("CMCO") as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable in respect thereof on or after the date hereof (collectively, the "Securities") in accordance with the terms of this Proxy. The Securities beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Securities are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Securities until after the date that CMCO sells all Securities in the Company owned by it ("Termination Date").

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law), is coupled with an interest and is granted pursuant to that certain Agreement dated December 15, 2008 by and among CMCO and the Stockholders of the Company named in the Agreement.

      The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned's attorney and proxy to vote the Securities, and to exercise all voting and other rights of the undersigned with respect to the Securities (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or other meeting or action of the stockholders of the Company, as applicable, or at any postponement or adjournment thereof and in every written consent in lieu of such meeting on any matter submitted to the Stockholders for vote or consent.

      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      BIC PARTNERS

                              By:  /s/ Mark L. Claster
                                   ---------------------------------------------
                                   Name:  Mark L. Claster
                                   Title: General Partner

                              Shares beneficially owned:

                              100,000 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008           /s/ Andrew M. Boas
                                   ---------------------------------------------
                                   ANDREW M. BOAS

                                   Shares beneficially owned:

                                   479,000 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008           /s/ Mark L. Claster
                                   ---------------------------------------------
                                   MARK L. CLASTER

                                   Shares beneficially owned:

                                   343,453 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008           /s./ Carol A. Boas
                                   ---------------------------------------------
                                   CAROL A. BOAS

                                   Shares beneficially owned:

                                   60,862 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      KATHERINE BOAS TRUST OF 2001

                              By:  /s/ Richard S. Boas
                                   --------------------------------------
                                   Name:  Richard S. Boas
                                   Title: Trustee

                              Shares beneficially owned:

                              60,862 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      BENJAMIN W. BOAS GRANTOR 2006 TRUST

                              By:  /s/ Richard S. Boas
                                   --------------------------------------
                                   Name:  Richard S. Boas
                                   Title: Trustee

                              Shares beneficially owned:

                              60,862 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      ESTHER E. BOAS TRUST

                              By:  /s/ Richard S. Boas
                                   --------------------------------------
                                   Name:  Richard S. Boas
                                   Title: Trustee

                              Shares beneficially owned:

                              60,862 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      HALLIE BOAS TRUST OF 2007

                              By:  /s/ Andrew M. Boas
                                   --------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                              Shares beneficially owned:

                              60,862 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      REBECCA BOAS TRUST OF 2008

                              By:  /s/ Andrew M. Boas
                                   --------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                              Shares beneficially owned:

                              60,862 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      JESSIE RACHEL BOAS TRUST OF 2008

                              By:  /s/ Andrew M. Boas
                                   --------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                              Shares beneficially owned:

                              60,862 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      SAMUEL ROBERT BOAS TRUST OF 2008

                              By:  /s/ Andrew M. Boas
                                   --------------------------------------
                                   Name:  Andrew M. Boas
                                   Title: Trustee

                              Shares beneficially owned:

                              60,862 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      DANIEL C. CLASTER GRANTOR TRUST

                              By:  /s/ Mark L. Claster
                                   --------------------------------------
                                   Name:  Mark L. Claster
                                   Title: Trustee

                              Shares beneficially owned:

                              100,000 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      MATTHEW L. CLASTER TRUST OF 2004

                              By:  /s/ Mark L. Claster
                                   --------------------------------------
                                   Name:  Mark L. Claster
                                   Title: Trustee

                              Shares beneficially owned:

                              100,000 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      BARI CLASTER TRUST

                              By:  /s/ Mark L. Claster
                                   --------------------------------------
                                   Name:  Mark L. Claster
                                   Title: Trustee

                              Shares beneficially owned:

                              100,000 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      /s/ Carolyn G. Marks
                              --------------------------------------------------
                              CAROLYN G. MARKS

                              Shares beneficially owned:

                              182,588 shares of the Company Common Stock

This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      /s/ Linda Katz
                              --------------------------------------------------
                              LINDA KATZ

                              Shares beneficially owned:

                              182,588 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      /s/ Constance A. Marks
                              --------------------------------------------------
                              CONSTANCE A. MARKS

                              Shares beneficially owned:

                              182,588 shares of the Company Common Stock

      This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: December 15, 2008      /s/ Nancy A. Marks
                              --------------------------------------------------
                              NANCY A. MARKS

                              Shares beneficially owned:

                              182,588 shares of the Company Common Stock

                                    EXHIBIT B

                                CONSENT OF SPOUSE

      I, ____________________, spouse of ____________________ ("Stockholder"), have read and hereby approve the foregoing Agreement. In consideration of the benefits to which the Stockholder is entitled under the Agreement, I hereby agree to be irrevocably bound by the Agreement and further agree that any community property or other such interest shall be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

                                   ______________________________________
                                   Spouse of Stockholder

                                   EXHIBIT B-1

            INDIVIDUALS/ENTITY STOCKHOLDERS SUBJECT TO THE AGREEMENT

--------------------------------------------------------------------------------
                                                NUMBER OF SHARES OF COMMON
                    NAME                                  STOCK
--------------------------------------------------------------------------------
                BIC Partners                             100,000
--------------------------------------------------------------------------------
               Andrew M. Boas                            479,000
--------------------------------------------------------------------------------
               Mark L. Claster                           343,453
--------------------------------------------------------------------------------
                Carol A. Boas                             60,862
--------------------------------------------------------------------------------
        Katherine Boas Trust of 2001                      60,862
--------------------------------------------------------------------------------
     Benjamin W. Boas Grantor 2006 Trust                  60,862
--------------------------------------------------------------------------------
            Esther E. Boas Trust                          60,862
--------------------------------------------------------------------------------
          Hallie Boas Trust of 2007                       60,862
--------------------------------------------------------------------------------
         Rebecca Boas Trust of 2008                       60,862
--------------------------------------------------------------------------------
      Jessie Rachel Boas Trust of 2008                    60,862
--------------------------------------------------------------------------------
      Samuel Robert Boas Trust of 2008                    60,862
--------------------------------------------------------------------------------
       Daniel C. Claster Grantor Trust                   100,000
--------------------------------------------------------------------------------
        Matthew L. Claster Trust 2004                    100,000
--------------------------------------------------------------------------------
             Bari Claster Trust                          100,000
--------------------------------------------------------------------------------
              Carolyn G. Marks                           182,588
--------------------------------------------------------------------------------
                 Linda Katz                              182,588
--------------------------------------------------------------------------------
             Constance A. Marks                          182,588
--------------------------------------------------------------------------------
               Nancy A. Marks                            182,588
--------------------------------------------------------------------------------